Exhibit 4.71

SATISFACTION: The debt evidenced by this

Note has been satisfied in full this ________ day

of ________________________, 20_________

PURCHASE MONEY PROMISSORY NOTE

$3,500,000.00	December 1, 2016

FOR VALUE RECEIVED, AMYRIS, INC., a Delaware corporation, promises to pay to SALISBURY PARTNERS, LLC, a North Carolina limited liability company, the principal sum of THREE MILLION FIVE HUNDRED THOUSAND and 00/100 DOLLARS ($3,500,000.00), with interest at the fixed rate of five percent (5.0%) per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America, at the SALISBURY PARTNERS, LLC office of 24 West Salisbury Street, Wrightsville Beach, North Carolina 28480, or at such place as the legal holder hereof may designate in writing. The principal and interest shall be due and payable as follows:

Level monthly payments of principal and interest on the first day of each month, commencing January 1, 2017, and continuing on the first day of each successive month thereafter up to and including December 1, 2029, in the amount of $30,557.09 shall be due and payable on the first day of each month. All outstanding principal and accrued unpaid interest being due and payable on or before the date thirteen (13) years from the date hereof.

Each such installment shall, unless otherwise provided, be applied first to payment of interest then accrued and due on the unpaid principal balance, with the remainder applied to the unpaid principal.

Unless otherwise provided, this Note may be prepaid in full or in part at any time without penalty or premium. Partial prepayments shall be applied to installments due in reverse order of their maturity.

Any payment of principal and interest due hereunder which is not paid within five (5) days after the due date shall incur a late payment fee of five percent (5%) of the amount of the delinquent payment.

In the event of (a) default in payment of any installment of principal or interest hereof as the same becomes due and such default is not cured within fifteen (15) days from the due date, or (b) default under the terms of any instrument securing this Note, and such default is not cured within fifteen (15) days after written notice to maker, then in either such event the holder may without further notice, declare the remainder of the principal sum, together with all interest accrued thereon and, the prepayment premium, if any, at once due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The unpaid principal of this Note and any part thereof, accrued interest and all other sums due under this Note and the Deed of Trust, if any, shall bear interest at the rate of eight percent

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(8%) per annum after default until paid.

All parties to this Note, including maker and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note and the Deed of Trust notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

Upon default the holder of this Note may employ an attorney to enforce the holder's rights and remedies and the maker, principal, surety, guarantor and endorsers of this Note hereby agree to pay to the holder reasonable attorneys’ fees, plus all other reasonable expenses incurred by the holder in exercising any of the holder's rights and remedies upon default.

This Note is to be governed and construed in accordance with the laws of the State of North Carolina.

This Note is given in connection with the purchase of real and personal property located in Brunswick County, North Carolina, and is secured by a Purchase Money Deed of Trust dated of even date herewith.

IN TESTIMONY WHEREOF, the undersigned has caused this instrument to be executed in its company name by its duly authorized manager the day and year first above written.

AMYRIS, INC.

By:	/s/ Raffi Asadorian

Name: Raffi Asadorian

Title: Chief Financial Officer

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